Exhibit 99.1

For More Information:
Public Relations	Investor Relations
Gretchen Dock	Timothy Dolan
Phase Forward	Integrated Corporate Relations
781-902-4413	617-956-6727
Gretchen.dock@phaseforward.com	timothy.dolan@icrinc.com

PHASE FORWARD CLOSES PUBLIC OFFERING OF COMMON STOCK AND
RAISES APPROXIMATELY $78 MILLION

Waltham, MA — May 29, 2007 — Phase Forward Incorporated (NASDAQ: PFWD), a provider of data management solutions for clinical trials and drug safety, announced today that it has closed a public offering of 5,500,000 shares of its common stock at a price of $15.00 per share, for estimated net proceeds, before expenses, of approximately $78 million.  The underwriters have an option (which expires after June 21, 2007) to purchase up to an additional 825,000 shares from Phase Forward to cover over-allotments, if any.  All of the shares of common stock were issued and sold by Phase Forward pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission and declared effective earlier this month.

Thomas Weisel Partners LLC and UBS Investment Bank acted as the joint bookrunners for the offering.  Piper Jaffray & Co., Craig-Hallum Capital Group LLC and Pacific Crest Securities served as co-managers.

Copies of the prospectus supplement and accompanying prospectus with respect to the offering may be obtained from Thomas Weisel Partners LLC, Prospectus Department, One Montgomery Street, San Francisco, CA 94104 or UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the shares of common stock or any other securities, nor will there be any sale of the shares of common stock or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any state or jurisdiction.

About Phase Forward

Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. The company offers proven solutions for electronic data capture (InForm™),

clinical data management (Clintrial™), clinical trials signal detection (CTSD™), strategic pharmacovigilance (WebVDME™ and Signal Management), adverse event reporting (Clintrace™) and applied data standards (WebSDM™). In addition, the company provides services in the areas of application implementation, hosting and validation, data integration, business process optimization, safety data management and industry standards. Phase Forward’s products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 250 organizations and regulatory agencies worldwide including: AstraZeneca, Boston Scientific, Dana-Farber Cancer Institute, Eli Lilly, the U.S. Food and Drug Administration, or FDA, GlaxoSmithKline, Harvard Clinical Research Institute, Merck & Co., Merck Serono, Novartis, Novo Nordisk, PAREXEL International, Procter & Gamble, Quintiles, sanofi-aventis, Schering-Plough Research Institute, Tibotec, the U.K. Medicines and Healthcare Products Regulatory Agency and Servier.  Additional information about Phase Forward is available at www.phaseforward.com.